THE SAVANNAH BANCORP, INC.

The Savannah Bancorp, Inc. Employee Savings & Profit Sharing Plan

SUMMARY PLAN DESCRIPTION

October 1, 2010

TABLE OF CONTENTS

                                                Page
INTRODUCTION		1
GENERAL PLAN INFORMATION		1
A.	Agent for Service of Legal Process	1
B.	Effective Date	1
C.	Employer	1
D.	Three-Digit Plan Number	1
E.	Plan Administrator	2
F.	Plan Year	2
G.	Trustee(s)	2
H.	Custodian	2
I.	Plan Assets	2

ELIGABILITY AND PARTICIPATION IN THE PLAN		3
A.	Eligibility Requirements for Participation in the Plan	3
B.	Determination of Service for Eligibility to Participate in the Plan	3
C.	Determination of Eligible Employees	3
D.	Entry Date(s) for Participation in the Plan	4
E.	Counting Service with other Companies	4
F.	"Break in Service” Rules	4

CONTRIBUTIONS TO THIS PLAN		5
A.	Compensation for Determining Plan Contributions	5
B.	Elective Deferrals	5
C.	Roth Elective Deferrals	6
D.	Voluntary After-tax Contributions	6
E.	Required After-tax Contributions	6
F.	Rollover Contributions	6
G.	Safe Harbor Employer Contributions	7
H.	Employer Matching Contributions	7
I.	Employer Non-Elective Contributions	7
J.	Qualified Matching Contributions	7
K.	Qualified Non-Elective Contributions	7
L.	Net Profits	8
M.	Eligibility to Receive Employer Contributions made to the Plan	8
N.	Government Regulations	8
O.	Participating Employers	9
P.	Deemed IRA Contributions	9

PARTICIPANT ACCOUNTS		9

VESTING		9
A.	Vesting of Employer Contributions	10
B.	Determination of Years of Service for Vesting	10
VC.	Service with Predecessor Companies	10
D.	Vesting upon Disability, Death, or Plan Termination	10
E.	Reemployment after Termination from Service	10
F.	Employer Contributions due to Qualified Military Service	11

TOP-HEAVY RULES		11

IN-SERVICE DISTRIBUTIONS		11
A.	In-Service Distributions	11
B.	Hardship Withdrawals	12
C.	Required Minimum Distributions	12

DISTRIBUTIONS FROM THE PLAN		13
A.	Normal Retirement Benefits	13
B.	Early Retirement Benefits	13
C.	Death Benefits	13
D.	Normal Form of Payment	13
E.	Optional Forms of Payment	13

i

F.	Rollover of Payment	14
G.	Involuntary Cash-Out Provisions	15
H.	Time of Payment	15
I.	Qualified Domestic Relations Order (QDRO)	15

INVESTMENTS		16
A.	Investment Direction by the Trustee	16
B.	Investment Direction by the Employer	16
C.	Investment Direction by Plan Participants	16
D.	Investment in Insurance	17
E.	Participant Loans	17

ADMINISTRATION OF THE PLAN		18

AMENDMENT AND TERMINATION		19

LEGAL PROVISIONS AND RIGHTS OF PLAN PARTICIPANTS		19

ii

THE SAVANNAH BANCORP, INC. EMPLOYEE SAVINGS & PROFIT SHARING PLAN
SUMMARY PLAN DESCRIPTION

ARTICLE I
INTRODUCTION

Your Employer has set up a 401(k) Plan to help you save for your retirement.  Details about how the Plan works are contained in this booklet.  While this summary describes the main provisions of the Plan, it does not include every detail or limitation.  Every attempt has been made to give you accurate, but easily understandable information about the Plan.  If, however, there is a disagreement between this booklet and the official Plan document, the Plan document will control.  You may get a copy of the Plan document from the Plan Administrator who may charge you a reasonable fee for the copy.

ARTICLE II
GENERAL PLAN INFORMATION

A.           Agent for Service of Legal Process

The name of the person designated as agent for service of legal process and the address at which process may be served on such person is listed below.  Additionally, service of legal process may also be made upon a Plan Trustee or the Plan Administrator.

Agent for Service of legal process:
John C. Helmken II, President and Chief Executive Officer

Address:
27 Bull Street
Savannah, GA  31401

B.           Effective Date
The Effective Date is the date on which this Plan originally was established or the date that an amendment to this Plan goes into effect.

This is an amendment and restatement of an existing Plan to comply with the Economic Growth and Tax Relief Reconciliation Act of 2001 (EGTRRA).  The original Effective Date of the Plan was July 1, 1994.  The Effective Date of the amendment and restatement of the Plan is January 1, 2010.

The Effective Date for Roth Elective Deferrals is different from the Effective Date above and shall be effective October 1, 2010.

C.           Employer
Name:       The Savannah Bancorp, Inc.
Address:                P.O. Box 188
    Savannah, GA 31402
Telephone:                912-629-6472
Tax ID Number:        58-1861820

This Plan is established or maintained by more than one Employer. You can obtain a complete list of the Employers sponsoring this Plan upon written request to the Plan Administrator.  The list is also available for examination at the Plan Administrator’s office.

D.           Three-Digit Plan Number
001

E.           Plan Administrator
The Employer has designated the following individual(s) to serve as the Plan Administrator:

Name:                      John C. Helmken, II or James M. Joyce as directed by the Compensation Committee
Address
27 Bull Street
Savannah, GA  31401
Telephone:            912-629-6472

F.           Plan Year
The Plan Year is the consecutive twelve (12) month period beginning on January 1 and ending on December 31.

G.           Trustee(s)
Name:                     The Trust Company of Sterne Agee, Inc.
Address
800 Shades Creek Parkway
Suite 125
Birmingham, AL  35209
Telephone:            205-414-3392

H.           Custodian
The Plan does not use the services of a Custodian.

I.           Plan Assets
Plan assets are held in a Trust Fund.

ARTICLE III
ELIGIBILITY AND PARTICIPATION IN THE PLAN

A.           Eligibility Requirements for Participation in the Plan

All Contributions:
To participate in this Plan, you must complete one (1) Year of Service with the Employer.
To be eligible to participate, you must be age 21 or older.

Elective Deferrals (including Roth Elective Deferrals, if applicable):
This Plan has no Service requirement for eligibility to make Elective Deferrals.
To be eligible to participate, you must be age 21 or older.

B.           Determination of Service for Eligibility to Participate in the Plan
If you are employed on the original Effective Date of the Plan, you do not have to complete the Service requirement indicated above.

This Plan uses the Hour of Service method.  A Year of Service for eligibility is a twelve (12) month period starting with your first day of work and ending on the anniversary of your first day of work. You must be credited with 1000 Hours of Service during that twelve (12) month period to be eligible to participate.

You will receive credit for each hour for which you are paid or entitled to be paid, even if you are not at work (such as vacation, sickness, leave of absence, or Disability), or hours for which you receive back pay if hours were not already counted.  A maximum of 501 hours will be credited to you in any year for periods that you are not at work but are paid. Hours will be calculated using actual hours.

If the Service requirement indicated above is an Expected Year of Service, eligibility to participate in the Plan is based on a Year of Service.  If you are expected to complete a Year of Service based on your regular work schedule, you will enter the Plan prior to the completion of a Year of Service.

Whether you meet the Service requirement will be determined by the number of Hours of Service you are credited with during your initial year of employment. If you did not meet the hourly requirement during your first employment year, eligibility will be based on the number of hours you are credited with in the Plan Year that begins after your date of hire and succeeding Plan Years, as required.

C.           Determination of Eligible Employees
Generally, all Employees who meet the eligibility requirements will be eligible to participate in the Plan. You will be notified when you have completed the requirements necessary to become a Participant.  An eligible Employee who becomes a Participant is entitled to the benefits and is bound by all of the terms, provisions, and conditions of this Plan, including any and all amendments which may be adopted, and including the terms, provisions and conditions of any funding vehicle(s) to which Plan contributions for the Participant have been applied.

To participate in this Plan, you must follow the procedures for enrollment as explained to you by the Plan Administrator.  This may involve completing enrollment forms and returning them to the Plan Administrator or completing the documents electronically.  If you have been notified that you are eligible to participate but fail to comply with the enrollment procedures, you will be deemed to have waived all of your rights under the Plan except the right to enroll at a future date.

However, the Plan will exclude the following groups of Employees from either participating in this Plan or receiving the following Employer Contribution(s):

Type of Contribution	Employee Classification(s) (See Description Below)
All Contributions	1, 2

Employee Classifications

1.	Employees covered by a collective bargaining agreement (union employees).
2.	Employees who are nonresident aliens and who do not receive any U.S. source income from the Employer.

D.           Entry Date(s) for Participation in the Plan
After you have met all of the eligibility requirements, you will begin participation in the Plan on the first day of the Plan Year, or the first day of the fourth, seventh or tenth month of the Plan Year coinciding with or next following the date on which you meet the eligibility requirements.

If you were a Participant before you terminated employment, you do not have to meet the eligibility requirements again.  You will become a Participant on your date of rehire. If you did not meet the eligibility requirements at the time you terminated employment, you must meet the eligibility requirements as if you were a new Employee.

If you were ineligible to participate because you were in a class of Employees not covered by the Plan, and you later become eligible to participate in the Plan, you will enter the Plan immediately, provided you have already satisfied the Plan’s age and Service requirements.

If you become ineligible to participate in the Plan because you are no longer an eligible Employee, you must stop making all Employee Contributions to the Plan and you will not receive future Employer Contributions.  You will participate immediately if you again become an eligible Employee.  All Years of Service with your Employer, even when you were not eligible, will be counted when calculating your vested percentage in your account balance.

E.           Counting Service with other Companies
You will receive credit for eligibility if you worked for the following company/companies:
Bryan Bank & Trust
The Savannah Bank, N.A.
Harbourside Community Bank
Minis & Company, Inc.

F.           “Break in Service” Rules
A Break in Service is a Plan Year during which you are not credited with or are not paid for at least 500 Hours of Service. If your Plan uses the “Elapsed Time Method”, a “period of severance” is substituted for a “Break in Service”.  A “period of severance” is a Plan Year during which you do not work at least one (1) hour during any twelve (12) consecutive month period beginning on any anniversary of your date of hire. If you terminate employment and have a Break in Service (or period of severance), all contributions to your Plan Account are suspended.

If you go on parental leave, you will be credited with enough additional Hours of Service (up to 501) to prevent a Break in Service, either in the year you leave employment or in the following year.  The extra Hours of Service credited to prevent a Break in Service may only be used in one Plan Year.

Example: You work 750 hours in the year that your child is born and you take parental leave. You will not receive any additional hours in that year because you did not have a Break in Service.  However, if you do not return to work the next year, you will be credited with 501 Hours of Service to prevent a Break in Service from occurring in that year.  Had you instead returned to work in that year, but only worked 300 hours, you will be credited with 201 additional Hours of Service to prevent a Break in Service.

If you are absent from work for maternity or paternity reasons, the twelve (12) consecutive month period beginning on the first anniversary of the first day of such absence shall not constitute a Break in Service.  Notwithstanding the foregoing, if you are absent from work beyond the first anniversary of the first day of absence from work for maternity or paternity reasons, such period begins on the second anniversary of the first day of such absence.  The period between the first and second anniversaries of said first day of absence from work is neither a Period of Service for which you will receive credit nor is such period a Break in Service.  For purposes of this paragraph, an absence from work for maternity or paternity reasons means an absence (1) by reason of your pregnancy (2) by reason of the birth of your child (3) by reason of the placement of a child with you in connection with the adoption of such child by you, or (4) for purposes of caring for such child for a period beginning immediately following such birth or placement.

ARTICLE IV
CONTRIBUTIONS TO THIS PLAN

A.           Compensation for Determining Plan Contributions
Your Compensation for Plan purposes includes your income as reflected on your pay stub.  In addition, your Compensation may also reflect the cash value of fringe benefits provided to you by your Employer.

Your Compensation includes all pre-tax contributions you may make to this or other plans of your Employer.

Your Compensation includes all amounts paid to you, but excludes the following items:

Bonuses

Compensation for determining all contributions made to the Plan will be the Compensation defined above paid to you during the Plan Year while you are a Participant.

B. Elective Deferrals
Elective Deferrals are contributions you elect to have made to the Plan on your behalf instead of being paid to you in cash as Compensation.  You make this choice when you complete a salary deferral election form that withholds a portion of your Compensation to be contributed to the Plan on your behalf.  The money contributed to the Plan and any earnings on that money is not taxable until it is actually distributed to you.  However, you must still pay Social Security taxes on your contributions to this Plan.

The annual dollar limit for Elective Deferrals is $15,500 (in 2008) and $16,500 (in 2009), and may be adjusted for inflation on an annual basis in future years.  If you are over age fifty (50) or you attain age fifty (50) before the end of the calendar year, you may make additional “Catch-up Contributions” to your Plan Account. The limit for Catch-up Contributions by eligible Participants is $5,000 (in 2008) and $5,500 (in 2009), and may be increased for inflation. For a further explanation of these limits, please ask your Plan Administrator.

The annual dollar limit is a limit that applies to all salary deferrals you make in a given calendar year to this Plan or any other plan that is a cash or deferred arrangement. Such plans include 403(b) annuities, a Simplified Employee Pension (SEP), or another 401(k) plan. (If you participate in both this Plan and a 457 eligible deferred compensation plan, ask the employer maintaining the 457 plan about certain contribution limits that may be applicable to you.)

If the Elective Deferrals you make to this Plan and the plan of another unrelated employer are more than the annual dollar limit in a given year, you must ask one of the plans to refund the excess amount to you.  If you choose this Plan, you must notify the Plan Administrator, in writing, by March 1 of the next calendar year so the excess amount and related earnings may be refunded by April 15.  The excess amount is taxable for the year in which you made the excess deferral.  If you fail to request a refund, you will be taxed twice: once in the year of deferral and again in the year the excess amount is actually paid to you. If the excess amount was contributed to this Plan or another plan maintained by this Employer, the Plan Administrator will automatically return the excess amount and associated earnings to you by April 15.

You may stop making contributions to the Plan at any time.  You may increase or decrease the percentage of your Compensation that you have elected to defer to the Plan on the first day of each quarter.

If you stop making contributions to the Plan, you may resume contributions again on the first day of each quarter. Your Employer may also reduce or terminate your contributions if it is necessary to keep the Plan within the limits imposed by law.

As an eligible Employee, you may authorize your Employer to withhold from a minimum of 1% up to a maximum of 50% of your Compensation.

Bonuses will be deferred at the rate you elected on your Salary Deferral Agreement.

Automatic Enrollment upon Eligibility
When you become eligible to participate in the Plan, a fixed 401(k) deduction as specified below is automatically taken from your pay unless you elect otherwise. At your time of hire, you received a notice that explains this feature and a salary deferral agreement.  You also received information about your rights to alter those amounts, including how and when you may amend the amount of deferral. This election is effective for your first pay period and all subsequent pay periods, unless you elected otherwise at the time you were hired or you filed a change with the Plan Administrator within a reasonable period thereafter.  Such change must have been made before you received Compensation for the first pay period after you become eligible to defer.  Any election you file after that time will be effective at the same time a Participant is permitted to make changes to his or her contributions to the plan, as noted above. You will be notified annually of your salary reduction percentage or dollar amount, and your right to change these amounts.

When you first become eligible to participate, Elective Deferrals in the amount of 2% of Compensation will be withheld automatically.

C.           Roth Elective Deferrals
Roth Elective Deferrals are similar to the pre-tax Elective Deferrals that you make to the Plan.  They are different because Roth Elective Deferrals are “after-tax” deferrals that (1) you designate irrevocably as Roth Elective Deferrals at the time they are deferred, (2) your Employer treats as includible in your income at the time you would have received the amount in cash had you not made the deferral election, and (3) are amounts that are accounted for separately from all other amounts under the Plan.  If you elect to make Roth Elective Deferrals, the deferrals are made with money that you have already paid Federal income taxes on, so these deferrals and, in most cases, earnings on them will not be subject to Federal income taxes when distributed to you.  However, for earnings to qualify for tax-free treatment, such a distribution must be a “qualified distribution” from your Roth Elective Deferral account.

All Employees who meet the eligibility requirements to make pre-tax Elective Deferrals may make Roth Elective Deferrals.  You may irrevocably designate all or any part of your Elective Deferrals to the Plan as Roth Elective Deferrals. The decision whether to take advantage of the Roth Elective Deferral option may be complicated and your personal financial and tax situation must be considered.  Before making your election on how to allocate your Elective Deferrals between pre-tax and Roth, we recommend that you consult with your personal tax or legal advisor.

You may terminate your Roth Elective Deferral election at any time upon proper and timely notice to the Employer.  You may modify your Roth Elective Deferral election on a prospective basis as of such times established by the Plan Administrator for pre-tax Elective Deferrals.  A Participant who ceases Roth Elective Deferrals may return as a Participant as of such times established by the Plan Administrator for pre-tax Elective Deferrals.

D.           Voluntary After-tax Contributions
Voluntary After-tax Contributions are not permitted.

E.           Required After-tax Contributions
Required After-tax Contributions are not permitted.

F.           Rollover Contributions
A Rollover Contribution is a direct transfer of your retirement benefits from another qualified plan to this Plan, or a distribution from another qualified plan that was first transferred to an IRA (a “conduit IRA”) and then from that IRA to this Plan. A Rollover Contribution may also be made within sixty (60) days of the time it was distributed to you by another qualified plan or an IRA, if your Plan permits such rollovers. A tax Form 1099-R will be issued to you showing that either a direct transfer to another qualified plan or an IRA has been made, or that a distribution has been made to you.

Rollover Contributions may be made to this Plan at any time after you become an Employee.  The Plan will accept a contribution of an Eligible Rollover Distribution or Contribution from:

A Qualified Plan described in Code Section 401(a) or 403(a).

An annuity contract described in Code Section 403(b).

An eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or any agency or instrumentality of a state or political subdivision of a state.

The Plan will also accept a Direct Rollover of an Eligible Rollover Distribution or Contribution from the following plans:

A Qualified Plan described in Code Section 401(a) or 403(a), excluding Voluntary After-tax Contributions.

An annuity contract described in Code Section 403(b), excluding Voluntary After-tax Contributions.

An eligible plan under Code Section 457(b) which is maintained by a state, political subdivision of a state, or an agency or instrumentality of a state or political subdivision of a state.

A Roth Elective Deferral Account if it is a Direct Rollover from another Roth Elective Deferral Account under a Qualified Plan and only to the extent the rollover is permitted under the IRS Code.

A separate account will be established for your Rollover Contribution. You are always 100% vested in your rollover account balance. However, your rollover account balance will be affected by investment gains and losses so your account may increase or decrease in value.

If you believe you qualify for a rollover, see your Plan Administrator for more details.

G.           Safe Harbor Employer Contributions
This is not a Safe Harbor Plan.

H.           Employer Matching Contributions
A Matching Contribution is a contribution made by the Employer for eligible Participants based on the Participants’ contributions, as explained below.  A Matching Contribution may be subject to vesting requirements as discussed later.

The Employer may make a Matching Contribution if you are an eligible Participant based on your Elective Deferrals.  The Employer will advise you of the percentage of the Matching Contribution.

The Employer will not match Catch-up Contributions.

If made, Matching Contributions will be calculated using the following time period:

If you make Elective Deferrals, your Employer will calculate your Matching Contributions related to deferrals actually made annually.

Employer Matching Contributions will be made only on Elective Deferrals that are not withdrawn before the end of the Plan’s matching computation period.  This requirement shall not apply in the event of a withdrawal that occurs as a result of a termination of employment due to retirement, Disability or death.

The Employer elects to true-up Matching Contributions made to the Plan at the end of the Plan Year for the following contribution(s):
Elective Deferrals Matching Contributions

I.           Employer Non-Elective Contributions
An Employer Non-Elective Contribution is not being made to the Plan.

J.           Qualified Matching Contributions
Qualified Matching Contributions (QMACs) are contributions made by the Employer that are 100% vested when made, and subject to withdrawal restrictions before you attain age 59½ while you are still employed. These contributions may be used to help the Plan pass certain tests required by law.

Unless you are specifically excluded from sharing in the Employer’s Qualified Matching Contributions, a Qualified Matching Contribution may be made to the Plan.  The amount of the QMAC will be determined annually for eligible Participants.

K.           Qualified Non-Elective Contributions
Qualified Non-Elective Contributions (QNECs) are contributions made by the Employer that are 100% vested when made, and subject to withdrawal restrictions before you attain age 59½ while you are still employed. These contributions may be used to help the Plan pass certain tests required by law.  The Employer may elect to make a discretionary Qualified Non-Elective Contribution to you as an eligible Participant.

 This part of the Employer's contribution and the allocation thereof shall be unrelated to any other Employer contribution made hereunder and shall be fully vested at all times.

Unless you are specifically excluded from sharing in the Employer’s Qualified Non-Elective Contributions, the Employer shall have the right to make a discretionary Qualified Non-Elective Contribution to you in proportion to your Compensation as a percentage of the Compensation of all eligible Participants.  This contribution will be made only to eligible Participants who are Non-Highly Compensated Employees.

L.           Net Profits
Employer contributions made to the Plan are not conditioned on profits.

M.           Eligibility to Receive Employer Contributions made to the Plan

Hour of Service Method
A Year of Service for eligibility to receive an allocation of Employer contributions, if such contributions are made,  will be credited to you upon completion of the number of Hours of Service indicated below.

Contribution Type                                                                           Hours
All contributions                                                                               1000

You must be employed on the last day of the Plan Year in order to receive:
Matching Contributions
Employer Non-Elective Contributions
Qualified Matching Contributions
Qualified Non-Elective Contributions

If you terminate employment due to retirement, you will not need to complete the required Hours of Service indicated above in order to receive:
Matching Contributions
Employer Non-Elective Contributions
Qualified Matching Contributions
Qualified Non-Elective Contributions.

If you terminate employment due to Disability, you will not need to complete the required Hours of Service indicated above in order to receive:
Matching Contributions
Employer Non-Elective Contributions
Qualified Matching Contributions
Qualified Non-Elective Contributions.

If you terminate employment due to death, you will not need to complete the required Hours of Service indicated above in order to receive:
Matching Contributions
Employer Non-Elective Contributions
Qualified Matching Contributions
Qualified Non-Elective Contributions.

N.           Government Regulations
Federal law places certain limits on the maximum contribution that can be made to a retirement plan.  The first limit is an individual limit based on total contributions. The maximum contribution [including Employer Contributions, Elective Deferrals (and Roth Elective Deferrals, if applicable), Voluntary After-tax Contributions, and Required After-tax Contributions] that you may have allocated to your account in a given year may not be more than 100% of your Compensation or $46,000 (in 2008) or $49,000 (in 2009), whichever is less.  This dollar amount is adjusted annually for inflation.

The second limit is a group limit based on the percentage of contributions made to the Plan by all Participants.  The amount of contributions that Highly Compensated Employees will receive in given year may be limited by the amount of contributions that are made on behalf of Non-Highly Compensated Employees. See your Plan Administrator for a more detailed explanation of the various limitations.

Generally, a Highly Compensated Employee is any employee who during the current or prior Plan Year was a more than 5% owner of the company or who in the Prior Plan Year received Compensation of more than for example $100,000 in 2007, $105,000 in 2008, or $110,000 in 2009.  The IRS may adjust the Highly Compensated Employee Compensation limit in future years.

The Plan Administrator will inform you if you are a Highly Compensated Employee. If you are not currently or never were a Highly Compensated Employee, as described above, or a family member of a 5% owner, you are a Non-Highly Compensated Employee. Family members include your parents, spouse, children, and grandchildren.  Family members do not include brothers or sisters, aunts, uncles, grandparents, or cousins, or in-laws of your children.

O.           Participating Employers
The term Participating Employer means any entity that adopts this Plan with the consent of the Employer [see Section II(C) for an indication of whether there are additional adopting employers]. If applicable, and you transfer to or from any Employer or Participating Employer, it will not affect your Account Balance, total Years of Service (Periods of Service) and total Years of Service as a Participant (Periods of Service as a Participant).  All actions required by the Plan to be taken by the Employer shall be effective with respect to the Participating Employer.

Additional adopting Employers' contributions and forfeitures attributable to each specific contribution source shall be pooled together and allocated uniformly among all eligible Participants.

Contributions made by any such Participating Employer will be held in a common Trust Fund with contributions made by the Employer, and contributions shall be available to pay the benefits of a Participant or Beneficiary who is an Employee of the Employer or any such Participating Employer.

P.           Deemed IRA Contributions
Neither Traditional nor Roth Deemed IRA Contributions may be made to the Plan.

ARTICLE V
PARTICIPANT ACCOUNTS

Your Employer will set up a recordkeeping account in your name to show the value of your retirement benefits; this is called your Participant Account. Your Employer will make the following contributions to your account:

•	your share of any Employer Contributions made on your behalf,
•
the amount of any contributions you make as a Participant including Elective Deferrals (and Roth Elective Deferrals, if applicable), Catch-Up Contributions, Voluntary After-tax Contributions, Required After-tax Contributions, and/or Rollover Contributions, as applicable,

•	your share, if applicable, of any forfeited amounts of former Employees (these are amounts left behind by Employees who stopped working before they were 100% vested in their benefit), and
•	your share of any investment earnings and increases in the value of investments.

The Employer will subtract from your Plan Account any withdrawals or distributions you receive, any investment losses or decreases in the value of investments, and your share of administrative fees and expenses paid out of the Plan, if applicable.  It is also possible to lose all or a portion of your account for the following reasons:

•	you terminate your employment before you are 100% vested in the part of your account balance made up of Employer contributions,
•	you cannot be located when a benefit becomes payable to you, or
•	a portion of or all of your benefits are assigned (transferred) to an alternate payee under a Qualified Domestic Relations Order.

The Employer will value the contributions in your Plan Account on the last day of the Plan Year as well as daily.

ARTICLE VI
VESTING

Vesting means that you have earned the right to a portion of or the full amount of your Participant Account.  Once you have “vested” a portion of or the full amount of your account, that amount cannot be forfeited or taken away from you (however, your Vested Account Balance will be adjusted for any investment gains and losses.) All contributions that you make, plus any investment earnings on those contributions are always 100% vested and cannot be forfeited for any reason.

Your vested account balance is determined by multiplying the percentage from the vesting schedule described below by the total value of the Employer contributions in your Participant Account.  The vesting schedule is based on your Years of Service, and determines how rapidly your Account Balance becomes non-forfeitable.  The portion of your account balance to which you are not entitled is called a “forfeiture” and is left behind in the Plan when you terminate your employment.

A.           Vesting of Employer Contributions
Employer contributions not already fully vested when made (i.e., Safe Harbor Matching, Safe Harbor Non-Elective, Qualified Matching and Qualified Non-Elective Contributions, if any) are subject to the following vesting schedule:

			Vesting Schedule
Type of Contribution			(described below)

All Contributions			1
Top Heavy Minimum Contributions			1

Vesting Schedule Descriptions
	Years of Service
	1	2	3	4	5	6
1.	0%	20%	40%	60%	80%	100%

B.           Determination of Years of Service for Vesting
A Year of Service for vesting will be determined on the basis of the Hours of Service method.  You will be credited with a Year of Service for vesting purposes upon completion of 1000 Hours of Service during the Plan Year.

Service before the Effective Date of the Plan is counted towards determining your vested percentage.

Service before age 18 is counted towards determining your vested percentage.

C.           Service with Predecessor Companies
You will receive credit for vesting if you worked for the following company/companies:
Bryan Bank & Trust
The Savannah Bank, N.A.
Harbourside Community Bank
Minis & Company, Inc.

D.           Vesting upon Disability, Death, or Plan Termination
If you are not already fully vested, you will automatically become fully vested if you attain Normal Retirement Age (or Early Retirement Age, if applicable), if you terminate employment due to Disability, if you die, or if the Plan is terminated or is partially terminated. [See Article XII for the definition of a partial termination.]

Disability is defined as an illness or injury of a potentially permanent nature that is expected to last for a continuous period at least twelve (12) months (or is expected to result in death) which prevents you from engaging in any occupation for which you may reasonably fill based on training, education or experience.  A physician who has been chosen by or is satisfactory to the Employer must certify Disability.

E.           Reemployment after Termination from Service
If you terminate employment and receive a distribution of the vested portion of your account balance, the non-vested part of your account will be forfeited. If you are rehired, you may repay the amount you received if you are re-employed before you have five (5) consecutive one (1) year Breaks in Service.  If you repay the amount you received, the non-vested part of your account that was forfeited will be restored to your account.  This is called a "buy back".  If you want to buy back, you must complete repayment within five (5) years after your date of reemployment, or if earlier, before five (5) consecutive one (1) year Breaks in Service have occurred. If you do not repay the amount you received, the non-vested portion of your account balance will be forfeited permanently.  All periods of Service with your Employer will count toward vesting Service for future employer contributions even if you do not decide to “buy back”.

If you are not vested in any part of your Employer Contribution account balance before you terminate employment and you have a Break in Service, but are reemployed prior to having five (5) consecutive one (1) year Breaks in Service, you will be deemed to have repaid your distribution upon reemployment and your old account balance will be restored automatically.  You will continue to vest in both your “old” and “new” account balances based on all periods of Service you have with your Employer.

Example: At the time you quit, you had a total account balance of $10,000.  If you were only 40% vested and you decided to take a distribution of your vested balance, you would receive 40% of $10,000, or $4,000.  The non-vested part of your account balance ($6,000) was forfeited at that time. Three (3) years later you are rehired.  Since you were rehired within five (5) years, you may repay the $4,000 distribution.  If you buy back, you must repay the $4,000 within five (5) years of being rehired, and the non-vested portion of your account ($6,000) will be restored to your Plan Account. After the non-vested portion of your account is restored, you will be vested in 40% of the “old” and “new” portions of your account balance.  Your vested percentage will then increase based upon your Years of Service after your reemployment.

If you were not vested in any of the Employer Contributions in your account, and you leave work and are reemployed after having five (5) consecutive one (1) year Breaks in- Service, you will forfeit your old account balance, but all periods of Service with your Employer will count towards the vesting of your “new” account balance.

F.           Employer Contributions due to Qualified Military Service
If you go on qualified military service leave, your Employer is required to restore your account when you return to work with any basic contributions that would have been made on your behalf, had you not been absent due to the leave.  Your Employer has a period of three (3) times the period of your military service leave to make up such missed contributions, not to exceed five (5) years.  When determining the contributions to be restored to your account, your Employer will use the Compensation you would have received during the period of your leave, based on your rate of pay during the twelve (12) month period preceding your leave.

ARTICLE VII
TOP-HEAVY RULES

A Top-Heavy Plan is one in which the total account balances of all “Key Employees” are more than 60% of the total account balances of all Employees.  A Key Employee is an Employee who, at any time during the prior Plan Year is (or was) any of the following individuals:

•	An officer earning more than $130,000, as adjusted;
•	a more than 5% owner (or a family member of a more than 5% owner) of the Employer; or
•	a 1% or more owner (or a family member of a 1% or more owner) earning more than $150,000.

All other Employees are called Non-Key Employees. Your Plan Administrator will notify you if you are a Key Employee.

If the Plan becomes top-heavy, a top-heavy minimum contribution must be made to the Plan and a special vesting schedule may apply.  If the Plan becomes top-heavy and you qualify, you will receive a contribution equal to 3% of your Compensation or, if less, equal to the highest actual percentage of contribution allocated to any Key Employee. If the Plan becomes top-heavy, the Plan Administrator will notify you of any change in the vesting schedule.  Such schedule will remain in effect even if the Plan later stops being top-heavy.

If the Plan is top-heavy and you are a Non-Key Employee, you will receive a top-heavy minimum contribution if you are credited with at least one (1) Hour of Service during the Plan Year and you are employed on the last day of the Plan Year.

ARTICLE VIII
IN-SERVICE DISTRIBUTIONS

A.           In-Service Distributions
You may elect to withdraw all or any part of your Account Balance while still employed but only after you have attained Normal Retirement Age.

You may elect to withdraw all or any part of your Vested Account Balance while still employed but only after you have attained age 59.5.

In-service withdrawals may be requested once you have attained age 70½.

B.           Hardship Withdrawals
A hardship withdrawal is a distribution that may be taken from the Plan to satisfy an immediate and heavy financial need that cannot be satisfied from other financial resources. Your Employer must approve hardship withdrawal applications in a nondiscriminatory manner.  The amount of a hardship withdrawal is limited to that amount needed to meet the need (including the amount necessary to pay any taxes that you will have to pay). You must show that you are qualified for a hardship distribution by completing a written application form that will be provided by the Plan Administrator upon your request. If the Plan Administrator so advises you, your Spouse must consent in writing to the withdrawal.  While you continue to be eligible to receive Employer Contributions to the Plan, your right to make Elective Deferrals (including Roth Elective Deferrals, if applicable) must be suspended for six (6) months.  Amounts withdrawn for hardship may not be re-deposited to this or any other Plan maintained by the Employer, and they may not be rolled over to either an IRA or another qualified retirement plan. Generally, you must first take any other available distribution and, if applicable, borrow the maximum loan amount allowed under this and all other plans of your Employer.  However, if a Plan loan would increase the amount of your financial need, you do not have to take the loan.  For example, if you need money to purchase your principal residence, and a Plan loan would disqualify you from obtaining other necessary financing, you do not have to take the loan.

You may apply for a hardship withdrawal from this Plan for the following reasons only:

a.           to purchase your principal residence (but not to pay mortgage payments),
b.	to pay tuition and related post-secondary educational expenses for you, your Spouse, or your dependents for the next twelve (12) months,
c.
to pay medical care expenses of the type that are otherwise deductible for income tax purposes that are not covered by insurance and are incurred or will be incurred by you, your Spouse or your dependents,

d.	to prevent your eviction from or foreclosure on your principal residence,
e.	to pay for burial or funeral expense for your deceased parent, spouse, child or dependent (as defined in the Plan), or
f.	to pay expenses for the repair of damage to your principal residence that would qualify for the casualty deduction under the IRS tax code.

You may withdraw the following types of contributions:

only your Elective Deferrals.

Rollover Contributions, plus their earnings.

Vested Employer Non-Elective Contributions plus their earnings.

Vested (non-Safe Harbor) Matching Contributions plus their earnings.

Income taxes must be paid on a Hardship withdrawal.  If you are under age 59½, you may also have to pay a 10% penalty tax on the withdrawal. Hardship withdrawals are not subject to the mandatory 20% income tax withholding because they are not eligible to be rolled over to an IRA or another qualified retirement plan.

C.           Required Minimum Distributions

As required by law, your entire interest in this Plan must be distributed or begin to be distributed no later than your “Required Beginning Date”.  At that time, you must take at least a minimum amount called a "required minimum distribution."

During your lifetime, distributions generally will be based on the “Uniform Life Expectancy Table” published by the IRS. Upon your death, if you have named a Beneficiary or Beneficiaries (see the discussion in Article IX) their life expectancy generally will be used to determine their payments. These rules will be explained to you and your Beneficiary(ies) by the Plan Administrator once you reach age 70½ or earlier if you should die.

If you are not a more than 5% owner of your Employer, you may delay starting payment of your retirement benefits until you terminate employment, even if you are older than age 70½, however, if you are a 5% or more owner, you must take a distribution upon attainment of age 70½, even if you are still working.  This is your Required Beginning Date.

ARTICLE IX
DISTRIBUTIONS FROM THE PLAN

A.           Normal Retirement Benefits
Generally, the full value of your account balance is payable at your Normal Retirement Date.  The Normal Retirement Age under this Plan is the attainment of age 65. Your Normal Retirement Date is the date you attain your Normal Retirement Age.

If you work beyond your Normal Retirement Age, and have not terminated employment, you may request to start receiving benefit payments.  Whether or not you work past Normal Retirement Age, you will continue to fully participate in the Plan.

B.           Early Retirement Benefits
You may retire early upon reaching the later of age 55 and completing 10 Years of Service.  If you terminate employment after completing the required Years of Service, but before attaining the required Early Retirement Age, you may elect early retirement upon reaching that age.  Your Early Retirement Date shall be the date you attain your Early Retirement Age.

C.           Death Benefits
You may choose the person or persons (the Beneficiary or Beneficiaries) who will receive benefits under the Plan if you die.  You must name your Beneficiary (or Beneficiaries) on a form provided by the Plan Administrator, and return the form to the Plan Administrator.  If you are married, your Spouse is your Beneficiary automatically.  If you wish to name someone else, you must complete a beneficiary designation form and get your Spouse’s written consent.  Your Spouse’s signature must be witnessed by a notary public or by the Plan Administrator.

In the event of your death, the full value of your account is payable to your Beneficiary in a lump sum or, if the plan permits, in installment payments over any period that does not exceed the life expectancy of your Beneficiary.

D.           Normal Form of Payment
The Plan’s normal form of payment is a lump sum.  When benefits become due, you or your representative should apply to the Employer requesting payment of your account.

Qualified Distribution of Roth Elective Deferrals
A distribution from a designated Roth Elective Deferral account is considered a “qualified distribution” if such distribution is made on or after the date on which you attain age 59½, is made to your Beneficiary (or to your estate) on or after your death, or is attributable to you becoming disabled. In addition, any amounts distributed or paid from a designated Roth Elective Deferral account must have been held in your Roth Elective Deferral account for five (5) taxable years for the distribution to be qualified.  When counting the five (5) taxable years, year one (1) starts with the first taxable year in which you make a Roth Elective Deferral to the Plan, or if earlier, the first taxable year in which you made a Roth Elective Deferral under another employer’s plan where you were a participant which you then rolled over to your Roth Elective Deferral account under this Plan. If a distribution is qualified, neither your contributions nor their earnings will be includible in your gross income.

E.           Optional Forms of Payment
If you do not want the Plan’s normal form of benefit payment, you may request to receive your benefit in any of the following optional forms indicated below:

lump sum.
installment payments (not to be made over any period that exceeds the life expectancy of you and your Beneficiary).

Payment shall be made in the form of:

cash
Employer securities

If you die after you have reached age 70½ and started payment of your benefits in installment payments, your Beneficiary (or Beneficiaries) will continue to receive payments based upon the appropriate life expectancy values.

You may need the written consent of your Spouse to select an optional form of payment.  See your Plan Administrator for details.

F.           Rollover of Payment
If your distribution is an “eligible rollover distribution,” you may either have them paid directly to you or you may have them directly rolled over to another qualified plan or your IRA. The Plan Administrator will provide information to you about eligible rollover distributions shortly before your distribution is to occur. Required minimum distributions may never be rolled over.

If you do not have your benefits, which are “eligible rollover distributions”, directly rolled over, the Plan Administrator will withhold 20% of the distribution for payment of Federal taxes.  If you are under age 59½, the benefit payment may also be subject to a 10% early distribution penalty.  There is no tax withholding for any penalty tax that may be due when you file your Federal income tax return for the year in which you receive a pre-age 59½ distribution.

You may do a rollover yourself, if you complete the rollover within sixty (60) days of when you received the distribution.  Check with your personal tax advisor to make sure that your distribution is an eligible rollover distribution.  However, the 20% of your payment that was withheld by your Employer will be taxable unless you also deposit an equivalent amount into a Qualified Plan or an IRA.

Example: You have a vested account balance of $100,000 at the time you terminate employment.  If you elect a direct rollover, the entire $100,000 will be transferred to the trustee of another qualified retirement plan or the IRA.  The entire amount is reported as a rollover on your tax return, and you will not pay taxes.  If you receive the benefit directly, 20% of the distribution ($20,000) will be automatically withheld from your payment.  You will receive only $80,000.  If within sixty (60) days you decide to roll over the entire $100,000 to an IRA, you will need to deposit $20,000 of your own money to make up the difference.  If you do this, the $20,000 withheld may be refunded to you when you file your taxes. However, if you do not, only $80,000 will be rolled over and the remaining $20,000 will be taxable income.  If you are under 59½ when you receive your payment, you will also be subject to the 10% early distribution penalty unless you qualify for an exception such as death or disability.

Certain benefit payments are not eligible for rollover and therefore will also not be subject to the 20% mandatory withholding.  The payments include:

•	annuities paid over your lifetime,
•	installments payments for a period of at least ten (10) years,
•	minimum required distributions at age 70½,
•	hardship withdrawals, and
•	(depending on the plan you are rolling over to) any Voluntary or Required After-tax Contributions.

Non-Spouse Beneficiaries who inherit Qualified Plan assets may roll over their interest into an IRA established by the Beneficiary.  This allows for the continued tax-deferral of accumulation while mandatory distributions are taken over the Beneficiary’s life expectancy.

Special Rules Regarding Rollovers of Roth Elective Deferrals
There are some special rules that apply to Direct Rollovers of Roth Elective Deferrals.  A Direct Rollover of a distribution from a Roth Elective Deferral Account under this Plan will only be made to another Roth Elective Deferral account under another retirement plan that accepts Roth Elective Deferrals, or to a Roth IRA, and only to the extent the rollover is permitted under the law.  Our Plan shall not provide for a Direct Rollover (including any automatic rollover) of distributions from your Roth Elective Deferral account if the amount of those distributions that are “Eligible Rollover Distributions” are less than $200 during a year. Additionally, any distribution from your Roth Elective Deferral account will not be taken into consideration when determining whether distributions from your other accounts are reasonably expected to total less than $200 during a year. However, Eligible Rollover Distributions from your Roth Elective Deferral account are taken into consideration when determining whether the total amount of your account balances under the Plan exceed $1,000 for purposes of mandatory distributions from the Plan and the treatment of those distributions.  [See the Plan Administrator for the full explanation of “Eligible Rollover Distributions” and for information regarding mandatory distributions and the automatic rollover provisions of this Plan.]

If you were a participant in another plan and you receive a distribution from that plan that includes Roth Elective Deferral amounts, you may be able to rollover those amounts to this Plan through a Direct Rollover, (see the Plan Administrator to verify that Direct Rollovers are accepted by this Plan). All Roth Elective Deferral amounts will be accounted for separately from any other accounts you have under this Plan.  The plan that transfers your amount over to this Plan shall report to this Plan the amount of your Roth Elective Deferrals, as well as associated earnings, and the first year of the five (5) taxable year period so that we will not need to obtain the information from you.  When counting the five (5) consecutive tax years of plan participation, year one (1) starts with the first day of the first taxable year in which you make a Roth Elective Deferral to any designated Roth Elective Deferral account established for you under a particular plan, and where such amount is first includible in your gross income.  This period ends when five (5) consecutive taxable years have been completed.

G.           Involuntary Cash-Out Provisions
When you incur a Severance from Employment, you (and your Spouse, if applicable) must consent to any distribution when your Vested Account Balance exceeds $5,000.  The value of your Vested Account Balance shall exclude Rollover Contributions that you may have made to this Plan.

When you terminate and you do not make a timely election with respect to a cash-out distribution of an amount greater than $1,000 but less than or equal to $5,000, a direct rollover will be made of your Vested Account Balance into an Individual Retirement Account or Annuity (IRA).  The Plan Administrator will select the IRA Trustee or Custodian, establish the IRA and make the initial IRA investment selection and provide you with the necessary information regarding the IRA. If the amount is under $1,000, unless you instruct us in writing to rollover such amount to either an IRA or another qualified retirement plan of your choice, you will receive a check representing your Vested Account Balance less the applicable 20% Federal income tax withholding.

H.           Time of Payment
If you terminate employment due to retirement, disability, or death, your payments will start as soon as administratively feasible following the date on which a distribution is requested by you or is payable.

If you terminate employment for any other reason, your payments will start as soon as administrative feasible following the date on which a distribution is requested by you or is payable.

You may delay payment of your benefit if your account balance is more than $5,000 at the time you terminate Service. If your Vested Account Balance is less than $5,000, you may be “cashed out”.  Generally, you do not have to take a withdrawal until your “Required Beginning Date”, even if you have terminated employment.  If you have terminated employment, your “Required Beginning Date” is the April 1st of the calendar year following the calendar year in which you attain age 70½.  See your Plan Administrator for more details.

I.           Qualified Domestic Relations Order (QDRO)
A Qualified Domestic Relations Order (known as a “QDRO”) is a court order issued under state domestic relations law relating to divorce, legal separation, custody or support proceedings.  A QDRO recognizes the right of someone other than you (known as an “Alternate Payee”) to receive all or a portion of your Plan benefits.  You will be notified if a QDRO relating to your Plan benefits is received by the Plan.  Participants and Beneficiaries under the Plan may obtain from the Plan Administrator without charge a copy of the Plan’s QDRO procedures.  The benefit established by a QDRO may be distributed to the Alternate Payee as of the date the QDRO is determined to be qualified.

ARTICLE X
INVESTMENTS

Your contributions to the Plan will be invested in any security or other form of property that is considered suitable for a retirement plan.  Such investments can include, but are not limited to, common and preferred stocks, put and call options which are traded on an exchange, bonds, money market instruments, mutual funds, savings accounts, certificates of deposit, Treasury bills or insurance contracts.  Investment of Plan assets will be directed by the following party(ies):

A.	Investment Direction by the Trustee
The Trustee is not directing investments.

B.	Investment Direction by the Employer
The Employer is not directing the investment of contributions.

C.	Investment Direction by Plan Participants
Participants will direct the investment of all Contributions.

You may invest in the alternatives made available by the Employer under the Plan.   A description of what investment vehicles are available to you, and the procedures for making investment selections and changes in investment selections, will be provided to you by the Plan Administrator.

The Plan will permit you the right to reallocate contributions to a different fund and to transfer contributions into and out of investments provided under the Plan, subject to possible restrictions on these types of transactions. The Plan Administrator may decline to implement investment directives where it in its sole discretion deems it appropriate (for example, your directive may be declined for excessive trading, market timing, or for any other legitimate reason where the Plan Administrator, in fulfilling its fiduciary role under ERISA, believes that it would be imprudent to implement the directive).  The Plan Administrator has the power to adopt such rules and procedures to govern all Participant elections and directions under the terms of the Plan.

If the Plan invests or permits investments in mutual funds, Plan Participants are advised to consult the mutual fund prospectus, which may contain restrictions on the frequent trading of shares in response to short-term market fluctuations, a practice known as “market timing”.  The prospectus may provide that the manager of the fund reserves the right to refuse purchase orders and fund exchanges if the fund manager believes the transaction would have a disruptive effect on the portfolio of the mutual fund.

This Plan is intended to satisfy ERISA Section 404(c).  If you exercise control over the assets in your account, you will not be considered a Plan fiduciary by reason of that control, and no other fiduciary, such as the Trustee, Employer or Plan Administrator, shall be held responsible for losses resulting from that control.   Under the Department of Labor Regulations, fiduciary protection is available only in a Participant directed plan that meets special requirements.  Accordingly, you must be permitted to choose from a broad range of investment alternatives that meet certain criteria.  This criteria includes:

a.	a reasonable opportunity to affect the level of return and degree of risk to which your accounts are subject;
b.
the opportunity to choose from at least three investment alternatives.  Each alternative must be diversified; for example, if a fund invests only in assets within the same industry, it may not be considered adequately diversified.  Each alternative must be materially different from the other alternatives in terms of risk and return characteristics.  In the aggregate, the alternatives must enable you to achieve a portfolio with aggregate risk and return characteristics that at any point are within a range normally appropriate for the Participants in the Plan.  Each of the three funds when combined with other alternatives, must tend to minimize, through diversification, the overall risk of loss; and

c.	the opportunity to diversify so as to minimize the risk of large losses, taking into account the nature of the Plan and the size of your accounts.

You are provided an opportunity to exercise control over the assets in your accounts.  For this opportunity to exist, you must be permitted to make transfers among investment alternatives with a frequency that matches the volatility of the investments.  For example, if three (3) core funds are offered to satisfy the broad range requirement, a transfer option must be offered at least quarterly for all three (3) core funds.  You must be provided with sufficient information to permit informed investment decision- making.  Investment instructions will be given to an identified Plan fiduciary who is obligated to comply with those instructions.

Disclosure Requirements under ERISA Section 404(c)
You must automatically be given the following specific information regarding your investment choices:

a.	An explanation that the Plan is designed to be a 404(c) plan and that Plan fiduciaries may be relieved of liability for any losses that are the direct result of your investment instructions;
b.
Plan fiduciaries must distribute any prospectuses, financial reports or similar materials that are furnished to the Plan.  You must also receive a general description of each investment alternative.  The description must address the investment objectives, risk and return characteristics, and type and diversification of assets that make up the portfolio.

c.	The procedures for giving investment instructions, including any limitations on transfers or any restrictions on the exercise of voting, tender, or similar rights.
d.
If the Plan offers Employer securities, you must have the ability to transfer funds out of Employer securities and into any of the core funds available in the Plan at a frequency similar to the volatility level of the Employer security.

e.	A description of any transaction fees (e.g. commissions, sales, loads, deferred sales charges) that will be directly assessed against your account.
f.
The name, address, and telephone number of the Plan fiduciary responsible for providing information to you upon request.  The fiduciary may be identified by position (e.g., Plan Administrator, Trustee) rather than by name.

g.
If an investment alternative is subject to the Securities Act of 1933, a copy of the most recent prospectus on the security must be provided either immediately before or immediately after your initial investment in that alternative.

h.	To the extent that voting tender or other similar rights are passed through to you, all materials relating to the exercise of those rights must be provided to you.
i.
If the Plan permits investment in Employer securities, you must receive a description of the procedures for maintaining confidentiality of transactions as well as the name or title, address and telephone number of the Plan fiduciary responsible for monitoring compliance with the procedures.

Plan Fiduciary Requirements under ERISA Section 404(c)
In addition to the automatic disclosure rules above, Plan fiduciaries must also respond to your requests for the following information on a timely basis:

a.
A description of the annual operating expenses of each designated alternative.  This includes investment management fees, transaction costs, or any other type of fee that would reduce the rate of return to Participants.  The disclosure should also include the aggregate amount of such expenses addressed as a percentage of average net assets.

b.	Copies of any prospectuses, financial statements, reports, or any other material related to an investment alternative that is provided to the Plan;
c.
Special rules apply if a designated investment alternative consists of assets that are Plan assets (e.g. a fund managed by Employees). The Plan Administrator will provide you with the necessary information if the Plan permits such an investment.

Restrictions on Employer Securities offered in a 404(c) Plan
If Employer securities are offered, they must be qualifying securities as defined under ERISA Section 407(d)(5).  There are special rules that apply to Employer securities acquired in a Qualified Plan.  The Plan Administrator will review these requirements with you.

D.           Investment in Insurance
Insurance is not a permitted investment option.

E.           Participant Loans
Participant loans are not available from this Plan.

ARTICLE XI
ADMINISTRATION OF THE PLAN

The Plan Administrator administers the Plan.  Your Employer has established the Plan and has overall control and authority to administer the Plan.  The Employer's duties as the Plan Administrator include:

•	appointment of professional advisors needed to administer the plan, including, among others, an accountant, attorney, actuary or administrator;
•	instruction to the Trustee(s) regarding payments from the Plan Trust Fund;
•	communication with Employees about participation and benefits under the Plan, including claims procedures and domestic relations orders;
•	preparation and filing of any returns and reports with the Internal Revenue Service, Department of Labor or any other governmental agency, as required;
•	review and approval of any financial reports, investment reviews, or other reports prepared by any party appointed by the Employer;
•	establishment of a funding policy and investment objectives that are consistent with the purposes of the Plan and the Employee Retirement Income Security Act of 1974 (ERISA); and
•	resolution of any question of Plan interpretation. The Plan Administrator's interpretation and application of the Plan is final.

The Trustee will be responsible for the administration of investments held in the Plan Trust Fund.   These duties will include:

•	receipt of contributions under the terms of the Plan;
•	investment of Plan assets, unless investment responsibility is delegated to another party;
•	custodian of Plan assets, unless custody responsibility is delegated to another party;
•	distribution of monies from the fund in accordance with written instructions received from the Plan Administrator;
•	maintenance of accounts and records of the financial transactions of the Plan Trust Fund;
•	preparation of an annual report of the Plan Trust Fund that shows the financial transactions for the Plan Year.

There may be circumstances that result in the disqualification, ineligibility, or denial, loss, forfeiture, suspension, offset, reduction or recovery of benefits that you or your Beneficiary (or Beneficiaries) might otherwise reasonably expect the Plan to provide.  These events may include:

•	Leaving the employ of the Employer prior to becoming one hundred percent (100%) vested in contributions made to the Plan on your behalf.
•	A payment from your Plan account that was required under the terms of a Qualified Domestic Relations Order.
•	You do not meet the requirements of the Plan to receive a contribution.
•	You failed to repay a Participant loan on a timely basis and an offset of that amount occurred in your account.

No benefits under this Plan may be assigned or transferred by you or any other person entitled to benefits.  If any person attempts to assign, sell or otherwise transfer any benefits under the Plan, the Plan Administrator may terminate that person's interest in the benefit and dispose of that interest for the benefit of such person or the dependents of such person as it sees fit.  However, your benefit under the Plan may be subject to the terms of certain divorce, child support or property agreements involving a Spouse, former Spouse or dependent.

There may be investment fund transaction fees or expenses (e.g., commissions, front-end or back-end loads) associated with the investments that will affect your account.  Prior to making any investment, you should obtain and read all available information concerning that particular investment, including financial statements, prospectuses, if applicable, reports or other offering documents, where available.

Depending on the transaction there may be a payment of fees involved as a condition to receipt of benefits under the Plan.  If applicable, the Plan Administrator will provide you with written information at the time of the transaction.  The costs of administering the Plan are shared between you and your Employer.  There may be loan set-up charges and self-directed brokerage account charges (if applicable under the Plan), as well as other administrative costs that may be deducted from your contributions or accounts. These additional costs may include, but are not limited to, distribution charges for benefits that are distributed to you and fees associated with the qualification of a domestic relations order. The Plan Administrator will notify you of any costs that are charged to your account in the operation of the Plan.

If you have any questions relating to these fees and how they affect your account, please contact the Plan Administrator.

ARTICLE XII
AMENDMENT AND TERMINATION

Only the Employer (“Plan Sponsor”) sponsoring this Plan has the authority to amend this Plan.  Any amendment, including the restatement of an existing Plan, may not decrease your Vested Account Balance except to the extent permitted under the law, and may not reduce or eliminate a protected benefit (except as provided under the law) determined immediately prior to the date of the adoption, or if later the effective date, of any amendment to the Plan.  The Plan Sponsor may, in its discretion, amend the Plan to eliminate benefits on a prospective basis, but has no legal authority to eliminate benefits that you have already earned.

Your Employer expects to continue the Plan indefinitely; however, in the unlikely event the Plan is terminated or if there is a complete discontinuance of contributions under a plan maintained by the Employer, all amounts credited to your account shall vest and become 100% vested, regardless of the Plan’s current vesting schedule.  Vesting means that you have earned the right to a portion of or the full amount of your account.  Once you have “vested” a portion or the full amount of your account, that amount cannot be forfeited or taken away from you.

In the event of the termination of the Plan, the Plan Administrator shall direct the distribution of accounts to or for the exclusive benefit of you and your Beneficiaries.  Such distribution shall be made directly to you or, at your direction, may be transferred directly to another Eligible Retirement Plan or individual retirement account as selected by you and/or your Beneficiary.  If you do not respond the communication sent regarding the distribution of your assets in a timely manner, under the law the Plan Administrator has the right to "cash out” any Participant who does not respond to the communications regarding the Plan termination.  That means a check will be sent to you at your last known address, less any applicable withholding, representing your balance in the Plan.  Except as permitted by Internal Revenue Service Regulations, the termination of the Plan shall not result in any reduction of protected benefits.

A partial Plan termination may occur if either a Plan amendment or severance from Service excludes a group of Employees who were previously covered by this Plan.  Whether a partial termination has occurred will depend on the facts and circumstances of each case.  If a partial termination occurs, only those Participants who cease participation due to the partial termination will become 100% vested. The Plan Administrator will advise you if a partial termination occurs and how such partial termination affects you as a Participant.

Your rights and benefits under this Plan may not be assigned, sold, transferred or pledged by you or reached by your creditors or anyone else.  For example, you cannot agree to pledge a part of your benefit under the Plan as security for a bank loan. However, there is an exception for a Qualified Domestic Relations Order (QDRO) or if you are a Plan fiduciary and you are found guilty of a violation of the law involving the assets of this Plan.

ARTICLE XIII
LEGAL PROVISIONS AND RIGHTS OF PLAN PARTICIPANTS

Your Rights As A Plan Participant:  As a Participant in this Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA).  The Pension Benefit Guaranty Corporation does not insure your benefits under this Plan because the law does not require plan termination insurance for this type of Plan.  ERISA provides that all Plan participants shall be entitled to the items described below.

Receive Information About Your Plan And Benefits:  Examine, without charge, at the Plan Administrator’s office and at other specified locations such as work-sites and union halls, all documents governing the Plan, including insurance contracts and collective bargaining agreements (if applicable), and a copy of the latest annual report (Form 5500 Series) filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.

Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including insurance contracts and collective bargaining agreements and copies of the latest annual report (Form 5500 series) and updated summary plan description.  The Plan Administrator may make a reasonable charge for the copies.

You are also entitled to receive a summary of the Plan’s annual financial report.  The Plan Administrator is required by law to furnish each Participant with a copy of this summary annual report.

Additionally, you may obtain a statement telling you whether you have a right to receive a pension at Normal Retirement Age and if so, what your benefits would be at Normal Retirement Age under the Plan if you stop working now.  If you do not have a right to a pension, the statement will tell you how many more years you have to work to get a right to a pension.  This statement must be requested in writing and is not required to be given more than once every twelve (12) months.  The Plan must provide the statement free of charge.

Prudent Actions by Plan Fiduciaries:  In addition to creating rights for Plan Participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit Plan.  The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan Participants and Beneficiaries.  No one, including your Employer, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a (pension, welfare) benefit or exercising your rights under ERISA.

Benefit Claims Procedure For Non-Disability Claims: Benefits normally will be paid to Participants and Beneficiaries without the necessity of formal claims.  You or your Beneficiary(ies), however, may make a request for any Plan benefits to which you believe you may be entitled.  Any such request must be made in writing, and it should be made to the Plan Administrator.  The following claims appeal procedure applies to claims other than claims for benefits due to Disability, which are governed by the section entitled “Benefits Claims Procedure For Disability Claims”.

Your request for Plan benefits will be considered a claim for Plan benefits, and it will be subject to a full and fair review.  If your claim for such benefits under the Plan is wholly or partially denied, the Plan Administrator shall furnish you or your Beneficiary (referred to below as a “claimant”) or your authorized representative with a written or electronic notice of the denial within a reasonable period of time [generally, ninety (90) days after the Plan Administrator receives the claim or one hundred eighty (180) days, if the Plan Administrator determines that special circumstances require an extension of time for processing the claim and furnishes written notice of the extension to the claimant or his authorized representative before the initial ninety (90) day period ends], which sets forth, in an understandable manner, the following information:

•	The specific reason(s) for the denial of the claim;
•	Reference to the specific Plan provision on which the denial is based;
•	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why that material or information is necessary; and
•
A description of the Plan’s review procedures and the time limits applicable to those procedures, including a statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following a denial on review.

The Plan Administrator’s written extension notice must indicate the special circumstances requiring an extension of time for processing the claim and the date by which the Plan Administrator expects to render its decision on the claim.

The claimant or his authorized representative may appeal the Plan Administrator’s decision denying the claim within sixty (60) days after the claimant or his authorized representative receives the Plan Administrator’s notice denying the claim.  The claimant or his authorized representative may submit to the Plan Administrator written comments, documents, records and other information relating to the claim.  The claimant or his authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim.  For these purposes, a document, record or other information is “relevant” to the claim if it:

•	was relied upon the Plan Administrator in making its decision on the claim,
•
was submitted, considered or generated in the course of the Plan Administrator’s making its decision on the claim without regard to whether the Plan Administrator relied upon it in making its decision, or

•
complies with administrative processes and safeguards which are designed to ensure and to verify that decisions on claims are made in accordance with governing Plan documents, whose provisions are applied consistently with respect to similarly-situated claimants.

The Plan Administrator’s review of the claim and of its denial of the claim shall take into account all comments, documents, records and other information submitted by the claimant or his authorized representative relating to the claim, without regard to whether these materials were submitted or considered by the Plan Administrator in its initial decision on the claim.

The Plan Administrator’s decision on the appeal of a denied claim shall be made within a reasonable period of time [generally sixty (60) days after the Plan Administrator receives the claim or one hundred and twenty (120) days if the Plan Administrator determines that special circumstances require an extension of time for processing the claim and furnishes written notice of the extension to the claimant or his authorized representative before the initial sixty (60) day period ends indicating the special circumstances requiring extension of time and the date by which the Plan Administrator expects to render its decision on the claim].  The Plan Administrator will furnish the claimant or his authorized representative with written or electronic notice of its decision on appeal.  In the case of a decision on appeal upholding the Plan Administrator’s initial denial of the claim, the Plan Administrator’s notice of its decision on appeal shall set forth, in an understandable manner, the following information:

•	The specific reason(s) for the decision on appeal;
•	Reference to the specific Plan provision on which the decision on appeal is based;
•
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claim for benefits; and

•
A statement describing any voluntary appeal procedures (including voluntary arbitration or any other form of dispute resolution) offered by the Plan and the claimant’s right to obtain information sufficient to enable you or your beneficiary to make an informed judgment about whether to submit a benefit dispute to the voluntary level of appeal, and a statement of the claimant’s right to bring an action under ERISA Section 502(a).

Benefit Claims Procedure For Disability Claims: The following claims appeal procedure applies to claims due to Disability.

If your claim for such benefits under the Plan is wholly or partially denied, the Plan Administrator shall furnish you or your Beneficiary (hereinafter referred to below as a “claimant”) or your authorized representative with written or electronic notice of the denial, within a reasonable period of time, generally not to exceed forty-five (45) days after the Plan Administrator receives the claim.  This forty-five (45) day period may be extended for up to thirty (30) days, if the Plan Administrator both determines that such an extension is necessary due to matters beyond its control and notifies the claimant, prior to the expiration of the initial forty-five (45) day period, of the circumstances requiring the extension of time and the date by which the Plan Administrator expects to render a decision.  If, prior to the end of the first thirty (30) day extension period, the Plan Administrator determines that, due to matters beyond its control, it cannot render a decision within that extension period, the period for making the determination may be extended for up to an additional thirty (30) days, provided that the Plan Administrator notifies the claimant, prior to the expiration of the first thirty (30) day extension period, of the circumstances requiring the extension and the date by which the Plan Administrator expects to render a decision.  In the case of any extension, the notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the claim, and the additional information needed to resolve those issues, and the claimant will be given at least forty-five (45) days within which to provide the specified information.

Any written or electronic notice of the denial of benefits shall set forth, in an understandable manner, the following information:

•	The specific reason(s) for the denial of the claim;
•	Reference to the specific Plan provisions on which the denial is based;
•	A description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary;
•
A description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of the Act following a denial on review; and

•
If the Plan Administrator relied upon an internal rule, guideline, protocol, or other similar criterion in making the adverse determination, the notice shall set forth the specific rule, guideline, protocol, or other similar criterion or a statement that such a rule, guideline, protocol, or other similar criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol, or other criterion will be provided free of charge to the claimant upon request.  If the adverse benefit determination is based on a medical judgment, the notice also shall set forth an explanation of the scientific or clinical judgment for the determination, applying the Plan’s terms to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request.

The Plan Administrator’s written extension notice must indicate the special circumstances requiring an extension of time for processing the claim, and the date by which the Plan Administrator expects to render its decision on the claim.

The claimant or his authorized representative may appeal the Plan Administrator’s decision denying his claim within one hundred and eighty (180) days after the claimant or his authorized representative receives the Plan Administrator’s notice denying the claim.  The claimant or his authorized representative may submit to the Plan Administrator written comments, documents, records, and other information relating to the claim.  The claimant or his authorized representative shall be provided, upon request and free of charge, reasonable access to, and copies of all documents, records, and other information relevant to the claim.  For these purposes, a document, record or other information is “relevant” to the claim if it:

•	was relied upon by the Plan Administrator in making its decision on the claim;
•
was submitted, considered, or generated in the course of the Plan Administrator’s making its decision on the claim, without regard to whether the Plan Administrator relied upon such document, record or other information in making its decision, or

•
complies with administrative processes and safeguards which are designed to ensure and to verify that decisions on claims are made in accordance with governing Plan documents, whose provisions are applied consistently with respect to similarly situated claimants.

The Plan Administrator’s review of the claimant’s claim and of the Plan Administrator’s denial of such claim shall take into account all comments, documents, records, and other information submitted by the claimant or his authorized representative relating to the claim, without regard to whether these materials were submitted or considered by the Plan Administrator in its initial decision on the claim.  The review of the Plan Administrator’s initial adverse benefit determination shall not afford deference to such determination and shall be conducted by a named fiduciary of the Plan who is neither the individual who made the initial adverse benefit determination nor a subordinate of that individual.  In deciding an appeal of any initial adverse benefit determination that is based, in whole or in part, on a medical judgment, the named fiduciary shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment.  The medical or vocational experts whose advice was obtained on behalf of the Plan Administrator in connection with its adverse benefit determination shall be identified to the claimant or his authorized representative, regardless of whether the Plan Administrator relied upon the advice in making the benefit determination.  The health care professional whom the named fiduciary consults in making his review of the Plan Administrator’s initial adverse benefit determination shall be an individual who is neither an individual whom the Plan Administrator consulted in connection with the adverse benefit determination that is the subject of the appeal, nor the subordinate of any such individual.

The named fiduciary’s decision on the appeal of a denied claim shall be made within a reasonable period of time [not to exceed forty-five (45) days after receipt of the claimant’s request for review by the Plan, unless the named fiduciary determines that special circumstances (such as a need to hold a hearing) require an extension of time for processing the claim and furnishes written notice of the extension to the claimant or his authorized representative before the initial forty-five (45) day period.  In no event shall such extension exceed a period of forty-five (45) days from the end of the initial period ends.  The extension notice shall indicate the special circumstances requiring an extension of time and the date by which the named fiduciary expects to render the determination on review.]  The named fiduciary will furnish the claimant or his authorized representative with written or electronic notice of his decision on appeal.  In the case of a decision on appeal upholding the Plan Administrator’s initial denial of the claim, the named fiduciary’s notice of its decision on appeal shall set forth, in an understandable manner, the following information:

•	The specific reason(s) for the decision on appeal;
•	Reference to the specific Plan provisions on which the decision on appeal is based;
•
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits;

•
A statement describing any voluntary appeal procedures (including voluntary arbitration or any other form of dispute resolution) offered by the Plan and the claimant’s right to obtain information sufficient to enable the claimant to make an informed judgment about whether to submit a benefit dispute to the voluntary level of appeal, and a statement of the claimant’s right to bring an action under ERISA Section 502(a);

•
If the named fiduciary relied upon an internal rule, guideline, protocol, or other similar criterion in making the adverse determination, the notice shall set forth the specific rule, guideline, protocol, or other similar criterion or a statement that such rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination and that a copy of such rule, guideline, protocol, or other criterion will be provided free of charge to the claimant upon request;

•
If the adverse benefit determination is based on a medical judgment, the notice also shall set forth an explanation of the scientific or clinical judgment for the determination, applying the Plan’s terms to the claimant’s medical circumstances, or a statement that such explanation will be provided free of charge upon request; and

•
In addition, the notice shall include the following statement: “You and your Plan may have other voluntary alternatives dispute resolution of terms, such as mediation.  One way to find out what may be available is to contact your local U.S. Department of Labor office and your State insurance regulatory agency.”

Enforce Your Rights:  If your claim for a pension benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.

Under ERISA, there are steps you can take to enforce the above rights.  For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a Federal court.  In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator.  If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court.  In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medial child support order, you may file suit in Federal court.  If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court.  The court will decide who should pay court costs and legal fees.  If you are successful, the court may order the person you have sued to pay these costs and fees.  If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Assistance With Your Questions:  If you have any questions about your Plan, you should contact the Plan Administrator.  If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration of the U.S. Department of Labor listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue, N.W., Washington, DC 20210.  You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

If more than one Employer maintains this Plan, you can obtain a complete list of all such Employers by making a written request to the Plan Administrator.

This booklet is not the Plan document, but only a Summary Plan Description of its principal provisions and not every limitation or detail of the Plan is included.  Every attempt has been made to provide concise and accurate information.  However, if there is a discrepancy between this booklet and the official Plan document, the Plan document shall apply.

NOTICE REGARDING AUTOMATIC ROLLOVER OF DISTRIBUTIONS
FROM THE
The Savannah Bancorp, Inc. Employee Savings & Profit Sharing Plan

This Notice is being provided to you regarding several choices you have with respect to distributions from our retirement Plan.  You may either elect to take a distribution and include it in income or have the distribution rolled over to either a qualified retirement plan or an Individual Retirement Account (“IRA”).  If you do not elect either of these options, the Plan is required to make a Direct Rollover of your distribution to an IRA.  You have thirty (30) days after receipt of this Notice to advise the Plan Administrator of your election.  If you fail to notify the Plan Administrator, your Vested Account Balance will be directly rolled into an IRA.  The Employer as Plan Sponsor has the authority to execute the documents necessary to establish the IRA account, using your most recent mailing address.  Once established, the Trustee/Issuer of the IRA will provide you with a Disclosure Statement detailing the terms and conditions as well as any fees imposed on the IRA. The Disclosure Statement will also contain the procedures regarding the seven (7) day revocation period.

The Plan has selected the following IRA Trustee/Issuer:

Name:                 Sterne Agee & Leach

The initial IRA setup fee shall be:

The initial IRA setup fee shall be paid by:

The IRA Provider’s annual fee shall be: 35

The IRA funds shall be invested in: Federated Prime Obligations Fund

You will have the right to transfer your IRA to any other IRA provider, once the IRA has been established.

It is important that you respond to any and all correspondence received from the Plan Administrator and advise such person of any change of address.   For any questions or inquiries regarding the automatic rollover of your distribution, please contact:

Name:                IRA Department

Address:
   813 Shades Creek Parkway
   Birmingham, AL  35209

Phone:               205-414-7285

PRIOR PLAN PROVISIONS

PLAN PROVISION:
The waiting period for salary deferrals (employee contributions) has been eliminated effective July 1, 2002.  The waiting period for employer contributions--Match and Profit Sharing Contributions--remains the same as the pre-GUST restatement.
EFFECTIVE DATE: July 1, 2002